Exhibit 99.1

Global Payment Technologies Announces Fiscal 2006 Second-Quarter Results

    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--May 12, 2006--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, reported financial results for the three and six months ended March 31, 2006.


                   Summary of Financial Highlights
           (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                Three Months Ended 3/31      Six Months Ended 3/31
----------------------------------------------------------------------
              2006     2005      Change    2006    2005      Change
----------------------------------------------------------------------
Net Sales     $4,027   $7,945       (49%)  $7,932 $15,697        (49%)
----------------------------------------------------------------------
Net (Loss)                     greater                      greater
 Income        ($543)   ($122) than(100%) ($1,333)    $58   than(100%)
----------------------------------------------------------------------
Net (Loss)
 Income Per
 Share
    Basic     ($0.09)  ($0.02)    ($0.07)  ($0.21)  $0.01      ($0.22)
    Diluted   ($0.09)  ($0.02)    ($0.07)  ($0.21)  $0.01      ($0.22)
----------------------------------------------------------------------


    Net sales in the second quarter were $4.0 million as compared with $7.9 million in the same period last year. The net loss for the quarter was ($543,000) or ($0.09) per share as compared with a net loss of ($122,000) or ($0.02) per share in the prior period.
    Net sales for the six months ended March 31, 2006 were $7.9 million as compared with $15.7 million in the same period last year. The net loss for the six months ended March 31, 2006 was ($1.3) million or ($0.21) per share as compared with net income of $58,000 or $0.01 per share in the prior period.
    Net sales for the quarter decreased 49% to $4.0 million as compared with $7.9 million in the same prior year period, due to decreased gaming sales of $4,410,000, primarily from the Company's Australian affiliate which has reduced its short-term inventory requirements to better manage current market conditions, partially offset by increased sales of $492,000 to the beverage and vending market. Gross profit decreased to $628,000, or 15.6% of sales this quarter, as compared with $2,336,000, or 29.4% of sales in the same year ago period. This decrease in gross profit was primarily the result of sales incentives to reduce Aurora inventory levels as well as attempting to increase market share with Aurora, and the effects of a 49% decrease in sales while manufacturing costs were virtually unchanged.
    Operating expenses increased to $1,875,000, as compared with $1,739,000 in the same year ago period, primarily the result of a $58,000 expense resulting from test currency exchange valuations, increased corporate consulting fees and increased expenses at the Company's UK affiliate, partially offset by lower shipping costs as a result of decreased sales. Net interest income was $6,000, as compared with interest expense of ($371,000) in the same year ago period. This increase is primarily the result of no amortization expense related to the debt discount as compared with $356,000 in the year ago period.
    During the quarter the Company's equity in income of unconsolidated affiliates was positively impacted by reduced inventory at its Australian affiliate. This resulted in income of $70,000 as compared with ($355,000) in the prior year period, based upon the Company's recognition (deferral) of its proportionate share of the related gross profit on product sales to its affiliates, which have (have not) been sold by the affiliates to third party end users. Additionally, the Company's share of its affiliates' net income was $624,000 as compared with $9,000 in the same year ago period. This increase is primarily the result of a gain recognized by the Company's eCash affiliate from the sale of its automatic teller machine rental business, net of Australian income taxes, of approximately $1,775,000, of which the Company's share is approximately $621,000.
    Stephen Nevitt, GPT's President and CEO stated, "Second quarter results have continued to be affected by short term pressure to reduce inventory at our Australian affiliate based upon softness in the market and by changes to gaming regulations in Russia which constrain the Company's ability to grow in this gaming market until such uncertainties are resolved. Based upon these current conditions in GPT's largest markets, we continue to see softness in sales. We are confident that interest in GPT products remains strong in the affected markets, and demand will materialize once permanent regulations are in place. In the meantime GPT is pursuing any and all opportunities in order to make up for the revenue shortfall."
    William McMahon, GPT's Vice President and CFO stated, "With respect to our financial condition, the Company has the entire $2.5 million credit facility available and no amounts were outstanding on its credit facility as of March 31, 2006. As a result of GPT's cash position of $2.3 million at March 31, 2006, as well as its credit facility, we believe the Company has sufficient resources to pay its obligations as they come due and should allow it to continue to fund its operations for the next twelve months, including its planned product development."

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; dependence on a limited base of customers for a significant portion of sales; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


                        - SEE ATTACHED TABLES -


                  GLOBAL PAYMENT TECHNOLOGIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN OOOs EXCEPT SHARE AND PER SHARE DATA)


                                  (unaudited)          (unaudited)
                                  -----------          -----------
                              THREE MONTHS ENDED    SIX MONTHS ENDED
                                    MARCH 31,           MARCH 31,


                                  2006      2005       2006      2005
                                  ----      ----       ----      ----


NET SALES                       $4,027    $7,945     $7,932   $15,697

GROSS PROFIT                       628     2,336      1,313     4,360

OPERATING EXPENSES               1,875     1,739      3,580     3,414

                             -------------------- --------------------
(LOSS) INCOME FROM OPERATIONS   (1,247)      597     (2,267)      946
                             -------------------- --------------------

OTHER INCOME (EXPENSE):
 EQUITY IN INCOME (LOSS)
  OF UNCONSOLIDATED
  AFFILIATES (1) (2)               694      (346)       917      (266)
 INTEREST INCOME (EXPENSE),
  NET                                6      (371)        15      (617)
                             -------------------- --------------------
TOTAL OTHER (EXPENSE) INCOME       700      (717)       932      (883)
                             -------------------- --------------------

(LOSS) INCOME BEFORE
 PROVISION FOR INCOME TAXES       (547)     (120)    (1,335)       63

PROVISION FOR INCOME TAXES          (4)        2         (2)        5
                             -------------------- --------------------

NET (LOSS) INCOME                ($543)    ($122)    (1,333)       58
                             ==================== ====================

PER SHARE INFORMATION:
   BASIC                        ($0.09)   ($0.02)    ($0.21)    $0.01
                             ==================== ====================
   DILUTED (3)                  ($0.09)   ($0.02)    ($0.21)    $0.01
                             ==================== ====================

COMMON SHARES USED IN
 COMPUTING PER SHARE AMOUNTS:
   BASIC                     6,218,201 5,865,634  6,218,201 5,744,175
                             ==================== ====================
   DILUTED  (3)              6,218,201 5,865,634  6,218,201 5,976,725
                             ==================== ====================



(1) FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005, INCLUDES $70,000 AND ($355,000) RESPECTIVELY, WHICH REPRESENTS THE RECOGNITION (DEFERRAL) OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT HAVE BEEN (HAVE NOT) RECOGNIZED BY GPT'S AFFILIATES. FOR THE SIX MONTHS ENDED MARCH 31, 2006 AND 2005, INCLUDES $235,000 AND ($268,000), RESPECTIVELY, RELATED TO THE ABOVE MENTIONED RECOGNIZED (DEFERRED) GROSS PROFIT.

(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME OF UNCONSOLIDATED
    AFFILIATES WAS $624,000 AND $9,000 FOR THE THREE MONTHS ENDED
    MARCH 31, 2006 AND 2005, RESPECTIVELY, AND FOR THE SIX MONTHS
    ENDED MARCH 31, 2006 AND 2005 WAS $682,000 AND $2,000,
    RESPECTIVELY.

(3) FOR THE THREE MONTHS ENDED MARCH 31, 2006 AND 2005 AND THE SIX MONTHS ENDED MARCH 31, 2006, THE WEIGHTED AVERAGE SHARES
    OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL DILUTIVE SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.



                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000s)

                                                 unaudited
                                                 3/31/2006  9/30/2005
                                                 ---------- ----------
           ASSETS
           ------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                       $  2,280   $  3,108
  ACCOUNTS RECEIVABLE, NET                           2,277      3,267
  INVENTORY                                          4,881      5,109
  PREPAID EXPENSES AND OTHER CURRENT ASSETS            400        265
  INCOME TAXES RECEIVABLE                                2         25
                                                 ---------- ----------

     TOTAL CURRENT ASSETS                            9,840     11,774

INVESTMENTS IN UNCONSOLIDATED AFFILIATES             2,221      2,219
PROPERTY AND EQUIPMENT, NET                          1,452      1,688
CAPITALIZED SOFTWARE COSTS, NET                        793      1,033
                                                 ---------- ----------

     TOTAL ASSETS                                 $ 14,306   $ 16,714
                                                 ========== ==========


           LIABILITIES AND SHAREHOLDERS' EQUITY
           ------------------------------------

CURRENT LIABILITIES:
  CURRENT PORTION OF LONG-TERM DEBT               $     56   $     38
  ACCOUNTS PAYABLE                                   1,087      2,092
  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES     1,124      1,134
                                                 ---------- ----------

     TOTAL CURRENT LIABILITIES                       2,267      3,264

  LONG-TERM DEBT                                        70         79

                                                 ---------- ----------
     TOTAL LIABILITIES                               2,337      3,343
                                                 ---------- ----------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                           65         65
 ADDITIONAL PAID-IN CAPITAL                         13,477     13,446
 RETAINED (DEFICIT) EARNINGS                          (623)       710
 ACCUMULATED OTHER COMPREHENSIVE INCOME                549        649
                                                 ---------- ----------
                                                    13,468     14,870
LESS: TREASURY STOCK                                (1,499)    (1,499)
                                                 ---------- ----------

TOTAL SHAREHOLDERS' EQUITY                          11,969     13,371
                                                 ---------- ----------

     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY   $ 14,306   $ 16,714
                                                 ========== ==========

    CONTACT: PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             or
             Global Payment Technologies, Inc.
             William McMahon, 631-231-1177 ext. 273